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                                                                     EXHIBIT 4.2

                                    AMENDMENT
                                     TO THE
                        1996 EMPLOYEE STOCK PURCHASE PLAN
                       OF MICROCIDE PHARMACEUTICALS, INC.


         Pursuant to the authority reserved to the Board of Directors (the "Board") of Microcide Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), under Section 19(a) of the Company's 1996 Employee Stock Purchase Plan, as amended (the "Plan"), the Board hereby amends the Plan as follows:

        1.   Stock Subject to the Plan.  The first sentence of Section 12(a) of
             -------------------------
the Plan is amended to read in its entirety as follows:

                "The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be four hundred seventy thousand (470,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof."

                               * * * * * * * * * *

        I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Microcide Pharmaceuticals, Inc., effective as of May 1, 2001, and was approved by the shareholders of the Company at the Annual Meeting of Shareholders on June 21, 2001, as required under applicable state and federal law.

         Executed on this 18th day of October, 2001.



                                    /s/ Alan C. Mendelson
                                    -----------------------------------
                                    Alan C. Mendelson, Secretary